Exhibit 4.13

DESCRIPTION OF THE COMPANY’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following descriptions of the material terms of the securities of Hersha Hospitality Trust (“we,” “our,” “our company” and “us”) registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are only a summary and are subject to, and qualified in their entirety by reference to, Maryland law and our declaration of trust, including the applicable articles supplementary, and our amended and restated bylaws, or our bylaws. We have incorporated by reference our declaration of trust and bylaws as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.13 is a part.
Overview
Our declaration of trust provides that we may issue up to 104,000,000 Priority Class A common shares of beneficial interest, $0.01 par value per share, or our common shares, 1,000,000 Class B common shares of beneficial interest, $0.01 par value per share, and 29,000,000 preferred shares of beneficial interest, $0.01 par value per share, of which (i) 3,000,000 shares have been designated as 6.875% Series C cumulative redeemable preferred shares of beneficial interest, $0.01 par value per share, (ii) 9,050,000 shares are classified as 6.50% Series D cumulative redeemable preferred shares of beneficial interest, $0.01 par value per share, and (iii) 5,600,000 shares are classified as 6.50% Series E cumulative redeemable preferred shares of beneficial interest, $0.01 par value per share.
Our common shares currently trade on the NYSE under the symbol “HT”, our Series C preferred shares currently trade on the NYSE under symbol “HTPRC”, our Series D preferred shares currently trade on the NYSE under symbol “HTPRD” and our Series E preferred shares currently trade on the NYSE under symbol “HTPRE”. The transfer agent for these shares is American Stock Transfer & Trust Company. Our common shares, our Series C preferred shares, our Series D preferred shares and our Series E preferred shares are subject to certain restrictions on ownership and transfer which were adopted for the purpose of enabling us to preserve our status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, among other purposes.
As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, which is referred to as the Maryland REIT Law, our declaration of trust authorizes our board of trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue. Maryland law and our declaration of trust provide that our shareholders are not personally liable for any of our debts, claims, demands, judgments or obligations solely by reason of their status as a shareholder.
Common Shares
The common shares we may offer from time to time, upon issuance against full payment of the applicable purchase price, will be duly authorized, validly issued, fully paid and nonassessable.
Voting Rights of Common Shares
Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided with respect to any class or series of our preferred shares, including our Series C preferred shares, our Series D preferred shares and our Series E preferred shares, only holders of our common shares possess voting rights. Our bylaws provide for the election of trustees in uncontested elections by a majority of the votes cast at a meeting of shareholders at which a quorum is present. Under this standard, a majority of the votes cast means the number of votes cast for a trustee’s election exceeds the number of votes cast against that trustee’s election. Our bylaws provide for the election of trustees by a plurality of the votes cast at a meeting of shareholders at which a quorum is present if the number of nominees exceeds the number of trustees to be elected (a contested election).
Dividends, Liquidation and Other Rights
Holders of our common shares are entitled to receive dividends when authorized by our board of trustees and declared by us out of assets legally available for the payment of dividends, and the holders of common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of the holders of our outstanding Series C preferred shares, our outstanding Series D preferred shares and our outstanding Series E preferred shares, as well as the rights of the holders of any other series of our preferred shares that may be created in the future, and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.
The holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any additional common shares. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.
Preferred Shares
We may offer and sell preferred shares from time to time, in one or more classes or series (including additional Series C preferred shares, additional Series D preferred shares and additional Series E preferred shares), as authorized by our board of trustees. The preferred shares we may offer from time to time, upon issuance against payment of the full purchase price, will be duly authorized, validly issued, fully paid and nonassessable. Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any class or series from time to time in one or more class or series, as authorized by our board of trustees. Prior to issuance of shares of each class or series, our board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Our board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interest.
The prospectus supplement governing the offering of any preferred shares will describe the specific terms of such securities, including:
•the title and stated value of the preferred shares;
•the number of preferred shares offered and the offering price of the preferred shares;
•the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to the preferred shares;
•the date from which dividends on the preferred shares will accumulate, if applicable;
•any limitations on the payment of dividends or other distributions;
•the terms and amount of a sinking fund, if any, for the purchase or redemption of the preferred shares;
•the redemption rights, including conditions and the redemption price(s), if applicable, of the preferred shares;
•any listing of the preferred shares on any securities exchange;
•the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares or any of our other securities, including the conversion price or rate (or manner of calculation thereof);
•the relative ranking and preference of the preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;
•any limitations on issuance of any class or series of preferred shares ranking senior to or on a parity with that series of preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;
•the procedures for any auction and remarketing, if any, for the preferred shares;
•any other specific terms, preferences, rights, limitations or restrictions of the preferred shares;
•a discussion of any additional federal income tax consequences applicable to the preferred shares; and
•any limitations on direct or beneficial ownership and restrictions on transfer in addition to those described in “Restrictions on Ownership and Transfer,” in each case as may be appropriate to preserve our status as a real estate investment trust.

The terms of any preferred shares we issue will be set forth in articles supplementary or an amendment to our declaration of trust. We will file the articles supplementary or amendment as an exhibit to the registration statement, or as an exhibit to a filing with the SEC that is incorporated by reference into the prospectus. The description of preferred shares in any prospectus supplement will not describe all of the terms of the preferred shares in detail. You should read the applicable articles supplementary or amendment to our declaration of trust for a complete description of all of the terms.
Rank
Unless otherwise indicated in the accompanying prospectus supplement, the preferred shares offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:
•senior to all classes or series of our common shares, and to all other equity securities ranking junior to those preferred shares;
•on a parity with all of our equity securities ranking on a parity with the preferred shares; and
•junior to all of our equity securities ranking senior to the preferred shares.
The term “equity securities” does not include convertible debt securities.
Dividends
Subject to any preferential rights of any outstanding shares or series of shares, and to the provisions of our declaration of trust regarding ownership of shares in excess of the ownership limitation described in “Restrictions on Ownership and Transfer,” holders of our preferred shares are entitled to receive dividends, when authorized by our board of trustees and declared by us out of assets legally available for payment of dividends.
Redemption
If we provide for a redemption right in a prospectus supplement relating to an offering of preferred shares, the preferred shares offered through that supplement will be subject to mandatory redemption or redemption at our or the holder’s option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that supplement.
Liquidation Preference
As to any preferred shares we may offer from time to time, the applicable prospectus supplement will provide that, upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of those preferred shares will receive, before any distribution or payment is made to the holders of any other class or series of shares ranking junior to those preferred shares with respect to rights upon any liquidation, dissolution or winding up, and after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of any liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (not including any accumulation in respect of unpaid distributions for prior distribution periods if those preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of those preferred shares will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of those outstanding preferred shares and the corresponding amounts payable on all other preferred shares ranking on a parity with those preferred shares with respect to rights upon liquidation, dissolution or winding up, then the holders of those preferred shares and all other preferred shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
If the liquidating distributions are made in full to all holders of preferred shares entitled to receive those distributions prior to any other classes or series of equity security ranking junior to the preferred shares upon our liquidation, dissolution or winding up, then our remaining assets will be distributed among the holders of those junior classes or series of equity shares, in each case according to their respective rights and preferences and their respective number of shares.
The liquidation preference is not indicative of the price at which the preferred shares will actually trade on or after the date of issuance.
Voting Rights
Unless otherwise indicated in the applicable supplement, holders of our preferred shares will not have any voting rights, except as may be required by the applicable rules and regulations of the NYSE or any other securities exchange on which the preferred shares are listed.

Conversion Rights
The terms and conditions, if any, upon which any class or series of preferred shares is convertible into common shares will be set forth in the prospectus supplement relating to the offering of those preferred shares. These terms typically will include:
•the number of common shares into which the preferred shares are convertible;
•the conversion price (or manner of calculation thereof);
•the conversion period;
•provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option;
•the events requiring an adjustment of the conversion price; and
•provisions affecting conversion in the event of the redemption of that class or series of preferred shares.

Series C Preferred Shares
The Series C preferred shares generally provide for the following rights, preferences and obligations:
•Dividend Rights. The Series C preferred shares accrue a cumulative cash dividend at an annual rate of 6.875% on the $25.00 per share liquidation preference, equivalent to a fixed annual amount of $1.71875 per share per year.

•Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series C preferred shares will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of payment, before any payment or distribution will be made or set aside for holders of any junior shares, including our common shares.

•Redemption Provisions. The Series C preferred shares are not redeemable prior to March 6, 2018, except in certain limited circumstances. On and after March 6, 2018, the Series C preferred shares may be redeemed for cash at our option, in whole or in part, at any time and from time to time upon not less than 30 days’ nor more than 60 days’ written notice, at a redemption price equal to $25.00 per share plus an amount equal to all accrued and unpaid dividends to and including the date fixed for redemption, except in certain limited circumstances. The Series C preferred shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions.

•Voting Rights. Holders of Series C preferred shares generally have no voting rights. Whenever dividends on any Series C preferred shares shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of trustees then constituting the board of trustees shall be increased by two, if not already increased by reason of similar types of provisions with respect to another series of Series C Parity Preferred (as defined below), and the holders of Series C preferred shares (voting together as a single class with the holders of all other series of preferred shares ranking on a parity with the Series C preferred shares as to dividends or upon liquidation, including the Series D preferred shares and the Series E preferred shares (“Series C Parity Preferred”), upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two trustees, if not already elected by the holders of Series C Parity Preferred by reason of similar types of provisions with respect to preferred share trustees, at a special meeting of the shareholders called by the holders of record of at least 20% of the Series C preferred shares or the holders of 20% of any other series of Series C Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders), and at each subsequent annual meeting until all dividends accrued on such Series C preferred shares for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the issuance of senior shares or certain changes to the terms of the Series C preferred shares that would be materially adverse to the rights of holders of Series C preferred shares cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding Series C preferred shares voting separately as a single class.

•Conversion and Preemptive Rights. Except in connection with certain changes in control of our company and in accordance with certain provisions in our declaration of trust related to restrictions on ownership and transfer of our shares, the Series C preferred shares are not convertible or exchangeable for any of our other securities or property, and holders of our Series C preferred shares have no preemptive rights to subscribe for any securities of our company.

For additional information regarding our Series C preferred shares, see our Registration Statement on Form 8-A filed with the SEC on March 1, 2013.
Series D Preferred Shares
The Series D preferred shares generally provide for the following rights, preferences and obligations:
•Dividend Rights. The Series D preferred shares accrue a cumulative cash dividend at an annual rate of 6.50% on the $25.00 per share liquidation preference, equivalent to a fixed annual amount of $1.625 per share per year.

•Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series D preferred shares will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of payment, before any payment or distribution will be made or set aside for holders of any junior shares, including our common shares.

•Redemption Provisions. The Series D preferred shares are not redeemable prior to May 31, 2021, except in certain limited circumstances. On and after May 31, 2021, the Series D preferred shares may be redeemed for cash at our option, in whole or in part, at any time and from time to time upon not less than 30 days’ nor more than 60 days’ written notice, at a redemption price equal to $25.00 per share plus an amount equal to all accrued and unpaid dividends to and including the date fixed for redemption, except in certain limited circumstances. The Series D preferred shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions.

•Voting Rights. Holders of Series D preferred shares generally have no voting rights. Whenever dividends on any Series D preferred shares shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of trustees then constituting the board of trustees shall be increased by two, if not already increased by reason of similar types of provisions with respect to another series of Series D Parity Preferred (as defined below), and the holders of Series D preferred shares (voting together as a single class with the holders of all other series of preferred shares ranking on a parity with the Series D preferred shares as to dividends or upon liquidation, including the Series C preferred shares and the Series E preferred shares (“Series D Parity Preferred”), upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two trustees, if not already elected by the holders of Series D Parity Preferred by reason of similar types of provisions with respect to preferred share trustees, at a special meeting of the shareholders called by the holders of record of at least 20% of the Series D preferred shares or the holders of 20% of any other series of Series D Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders), and at each subsequent annual meeting until all dividends accrued on such Series D preferred shares for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the issuance of senior shares or certain changes to the terms of the Series D preferred shares that would be materially adverse to the rights of holders of Series D preferred shares cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding Series D preferred shares voting separately as a single class.

•Conversion and Preemptive Rights. Except in connection with certain changes in control of our company and in accordance with certain provisions in our declaration of trust related to restrictions on ownership and transfer of our shares, the Series D preferred shares are not convertible or exchangeable for any of our other securities or property, and holders of our Series D preferred shares have no preemptive rights to subscribe for any securities of our company.

For additional information regarding our Series D preferred shares, see our Registration Statement on Form 8-A filed with the SEC on May 27, 2016.

Series E Preferred Shares
The Series E preferred shares generally provide for the following rights, preferences and obligations:
•Dividend Rights. The Series E preferred shares accrue a cumulative cash dividend at an annual rate of 6.50% on the $25.00 per share liquidation preference, equivalent to a fixed annual amount of $1.625 per share per year.

•Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series E preferred shares will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of payment, before any payment or distribution will be made or set aside for holders of any junior shares, including our common shares.

•Redemption Provisions. The Series E preferred shares are not redeemable prior to November 7, 2021, except in certain limited circumstances. On and after November 7, 2021, the Series E preferred shares may be redeemed for cash at our option, in whole or in part, at any time and from time to time upon not less than 30 days’ nor more than 60 days’ written notice, at a redemption price equal to $25.00 per share plus an amount equal to all accrued and unpaid dividends to and including the date fixed for redemption, except in certain limited circumstances. The Series E preferred shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions.

•Voting Rights. Holders of Series E preferred shares generally have no voting rights. Whenever dividends on any Series E preferred shares shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of trustees then constituting the board of trustees shall be increased by two, if not already increased by reason of similar types of provisions with respect to another series of Series E Parity Preferred (as defined below), and the holders of Series E preferred shares (voting together as a single class with the holders of all other series of preferred shares ranking on a parity with the Series E preferred shares as to dividends or upon liquidation, including the Series C preferred shares and the Series D preferred shares (“Series E Parity Preferred”), upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two trustees, if not already elected by the holders of Series E Parity Preferred by reason of similar types of provisions with respect to preferred share trustees, at a special meeting of the shareholders called by the holders of record of at least 20% of the Series E preferred shares or the holders of 20% of any other series of Series E Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders), and at each subsequent annual meeting until all dividends accrued on such Series E preferred shares for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the issuance of senior shares or certain changes to the terms of the Series E preferred shares that would be materially adverse to the rights of holders of Series E preferred shares cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding Series E preferred shares voting separately as a single class.

•Conversion and Preemptive Rights. Except in connection with certain changes in control of our company and in accordance with certain provisions in our declaration of trust related to restrictions on ownership and transfer of our shares, the Series E preferred shares are not convertible or exchangeable for any of our other securities or property, and holders of our Series E preferred shares have no preemptive rights to subscribe for any securities of our company.

For additional information regarding our Series E preferred shares, see our Registration Statement on Form 8-A filed with the SEC on November 4, 2016.
Classification or Reclassification of Common Shares or Preferred Shares
Our declaration of trust authorizes our board of trustees to classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.

Classification of Our Board of Trustees
In accordance with our declaration of trust, our bylaws provide that the number of our trustees may be established by our board of trustees but may not be fewer than three nor more than nine. The trustees may increase or decrease the number of trustees by a vote of at least 80% of the members of our board of trustees, provided that the number of trustees shall never be less than the number required by Maryland law and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Except as may be provided by our board of trustees in setting the terms of any class or series of preferred shares, any vacancy, including a vacancy created by an increase in the number of trustees, will be filled at a regular or special meeting of our board of trustees called for that purpose, by a majority of the remaining trustees or, if no trustees remain, by a plurality of the votes cast by our shareholders at an annual or special meeting of our shareholders at which a quorum is present. Any individual appointed or elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred.
Pursuant to our declaration of trust, our board of trustees is divided into two classes of trustees. Trustees of each class are chosen for two-year terms and each year one class of trustees will be elected by the shareholders. We believe that classification of our board of trustees helps to assure the continuity and stability of our business strategies and policies as determined by the trustees. Holders of common shares have no right to cumulative voting in the election of trustees.
The classification of our board of trustees could have the effect of making the replacement of incumbent trustees more time consuming and difficult. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control in us or other transaction that might involve a premium price for holders of common shares that might be in the best interests of the shareholders.
Removal of Trustees
Our declaration of trust provides that, subject to the rights of holders of one or more class or series of preferred shares, a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.
Business Combinations
Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:
•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares; or
•an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder.
After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and
•two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by our board of trustees before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has adopted a resolution exempting any business combination to which we are a party. As a result, any person may be able to enter into a business combination with us that may not be in the best interest of our shareholders, without compliance by us with the supermajority vote requirements and other provisions of the statute. There is no assurance that our board of trustees will not amend, alter or repeal this resolution in the future.
The provisions of the business combination statute could delay, deter or prevent a change of control or other transaction in which holders of our equity securities might receive a premium for their shares above then-current market prices or which such shareholders otherwise might believe to be in their best interests.
Control Share Acquisitions
Maryland law provides that a holder of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” has no voting rights with respect to those shares unless approved by a vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or by trustees who are employees of the Maryland real estate investment trust are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of trustees of a Maryland real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the Maryland real estate investment trust may present the question at any shareholders meeting.
If voting rights are not approved at the shareholders meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, the Maryland real estate investment trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our declaration of trust or bylaws.
Our bylaws contain a provision exempting from the control share acquisition act any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Extraordinary Actions, Amendment of Declaration of Trust
Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge, convert, or consolidate unless advised by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a different percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in its declaration of trust. In accordance with Maryland REIT Law, except as noted below, our declaration of trust allows the amendment of our declaration of trust, our merger or consolidation, our conversion or sale or disposition of all or substantially all of our assets if our board of trustees declares such action advisable and if such action is approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Our declaration of trust provides for approval of the following actions by two-thirds of the votes entitled to be cast on the matter:
•our intentional disqualification as a REIT or revocation of our election to be taxed as a REIT;
•the removal of trustees;
•the amendment or repeal of certain designated sections of our declaration of trust; and
•our termination.

Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by a majority vote of the trustees. As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.
Amendment to Our Bylaws
Our board of trustees has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, provided that certain amendments to our bylaws require the affirmative vote of at least 80% of the members of our board of trustees, including a majority of the independent trustees. Additionally, our bylaws may be amended by the affirmative vote of the holders of a majority of all votes entitled to be cast on the matter pursuant to a binding proposal submitted for approval at any annual or special meeting of shareholders by a shareholder that satisfies the ownership and other eligibility requirements of our bylaws and Rule 14a-8 under the Exchange Act.
Limitation of Liability and Indemnification
Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:
•actual receipt of an improper benefit or profit in money, property or services; or
•a final judgment based upon a finding of active and deliberate dishonesty by the trustees or officers that was material to the cause of action adjudicated.
Our declaration of trust authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any of our present or former trustees or officers who is made a party to, or witness in, a proceeding by reason of his or her service in that capacity or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise and who is made a party to, or witness in, a proceeding by reason of his or her service in that capacity. Our bylaws and Maryland law require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. Our declaration of trust permits us to indemnify and advance expenses to any person who served any predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours, and our bylaws permit us to indemnify and advance expenses to any employee or agent of ours.
Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:
•the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and
◦was committed in bad faith or
◦was the result of active and deliberate dishonesty;
•the trustee or officer actually received an improper personal benefit in money, property or services; or
•in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Our bylaws require us to advance expenses to the maximum extent permitted by Maryland law. Our bylaws and Maryland law require us, as a condition to advancing expenses, to obtain:
•a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Term and Termination
Our declaration of trust provides that we have perpetual existence, unless terminated. See “-Extraordinary Actions, Amendment of Declaration of Trust” for more information.
Meetings of Shareholders
Under our bylaws, annual meetings of shareholders are to be held in May of each year or at a date and time as determined by our board of trustees in accordance with our bylaws. Special meetings of shareholders may be called only by the chairman of our board of trustees, our chief executive officer or one-third of the trustees then in office. Subject to the provisions of our bylaws, a special meeting of our shareholders to act on any matter that may properly be considered by our shareholders will also be called by our secretary upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.
Advance Notice of Trustee Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:
•pursuant to our notice of the meeting;
•by or at the direction of our board of trustees; or
•by a shareholder who was a shareholder of record at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made pursuant to our notice of meeting only:
•by or at the direction of our board of trustees;
•by shareholders at a special meeting requested by shareholders in accordance with our bylaws; or
•provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Subtitle 8
Maryland law permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act, and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:
•a classified board;
•a two-thirds vote requirement for removing a trustee;
•a requirement that the number of trustees be fixed only by vote of the trustees;
•a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and
•a majority requirement for the calling of a special meeting of shareholders.

Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) have a classified board of two classes, (2) require the affirmative vote of the shareholders entitled to cast at least two-thirds of all of the votes entitled to be cast generally in the election of trustees to remove any trustee from the board, (3) vest in the board the exclusive power to fix the number of trusteeships, (4) require that a vacancy on the board be filled only by any remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred (unless no trustees remain) and (5) require, unless called by the chairman of our board of trustees, our chief executive officer or one-third of the board of trustees then in office, the request of shareholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting on such matter to call a special meeting of shareholders to consider and vote on any matter that may properly be considered by our shareholders.
Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws
If the board resolution opting out of the business combination act is amended, the business combination provisions and, if the applicable exemption in our bylaws is rescinded, the control share acquisition provisions applicable under Maryland law, the provisions of our declaration of trust on classification of our board of trustees, removal of trustees, restrictions on the ownership and transfer of shares of beneficial interest and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or otherwise be in their best interest.
Restrictions on Ownership and Transfer
Our declaration of trust, subject to certain exceptions described below, provides that no person may (i) beneficially or constructively own common shares in excess of 9.9% of the number of outstanding common shares of any class or series of common shares, (ii) beneficially or constructively own preferred shares in excess of 9.9% of the number of outstanding preferred shares of any class or series of preferred shares, (iii) beneficially own equity shares that would result in the equity shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (iv) beneficially own equity shares that would result in our company being “closely held” under Section 856(h) of the Code, or (v) constructively own equity shares that would cause our company to constructively own 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of our company’s or our operating partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code. If any restrictions above are violated, such person’s equity shares will be transferred automatically to a share trust and shall be designated shares-in-trust for the benefit of one or more charitable beneficiaries. In addition, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio.
The record holder of the common or preferred shares that are designated as shares-in-trust will be required to submit such number of common shares or preferred shares to us for registration in the name of the trust. The trustee will be designated by us, but will not be affiliated with us. The beneficiary of a trust will be one or more charitable organizations that are named by us.
Shares-in-trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trust, as record holder of shares-in-trust, will receive all dividends and distributions on the shares-in-trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases such shares-in-trust for valuable consideration and acquires such shares-in-trust without such acquisition resulting in a transfer to another trust.

The prohibited owner with respect to shares-in-trust will be required to repay to the record holder the amount of any dividends or distributions received by the prohibited owner that (i) are attributable to any shares-in-trust and (ii) the record date of which was on or after the date that such shares became shares-in-trust. The prohibited owner generally will receive from the record holder following the sale or other disposition of such shares-in-trust the lesser of (i) the price per share such prohibited owner paid for the common shares or preferred shares that were designated as shares-in-trust (or, in the case of a gift or devise, the market price (as defined in our declaration of trust) per share on the date of such transfer), and (ii) the price per share received by the record holder from the sale of such shares-in-trust. Any amounts received by the record holder in excess of the amounts to be paid to the prohibited owner will be distributed to the beneficiary.
The shares-in-trust will be deemed to have been offered for sale to us, or its designee, at a price per share equal to the lesser of the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price per share on the date of such transfer), or the market price per share on the date that we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust, or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.
Any person who acquires or attempts to acquire common or preferred shares in violation of the foregoing restrictions, or any person who owned common or preferred shares that were transferred to a trust, will be required to give written notice immediately to us of such event and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding common and preferred shares must, within 30 days after December 31 of each year, provide to us a written statement or affidavit stating the name and address of such direct or indirect owner, the number of common and preferred shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.
The ownership limitation generally does not apply to the acquisition of common or preferred shares by an underwriter that participates in a public offering of such shares.
In addition, the board of trustees, upon receipt of advice of counsel or other evidence satisfactory to the board of trustees, in its sole and absolute discretion, may exempt a person from the ownership limitation under certain circumstances.
The foregoing restrictions continue to apply until the board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and such action is approved by the affirmative vote of two-thirds of the shares entitled to vote on such matter.
All certificates evidencing common or preferred shares bear a legend referring to the restrictions described above.
    The restrictions on ownership and transfer described above could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of some, or a majority, of our common shares might receive a premium for their shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest.